EXHIBIT 23.3

Consent of Independent Auditors

We consent to the use of our report dated November 5, 2014, with respect to the consolidated balance sheets of Tilera Corporation and its subsidiaries as of December 31, 2013 and 2012, and the related consolidated statements of operations and comprehensive loss, stockholders’ equity, and cash flows for the years then ended, incorporated herein by reference in the Registration Statement on Form S-8 related to EZchip Semiconductor Ltd.’s 2007 U.S. Equity Incentive Plan, as amended.

/s/ KPMG LLP

Santa Clara, California
November 13, 2014